UNITED STATES OF AMERICA
                      FEDERAL ENERGY REGULATORY COMMISSION


Before Commissioners:    James J. Hoecker, Chairman;
                         Vicky A. Bailey, and William L. Massey.


Western Resources, Inc.,          )       Docket No. CP97-487-000
ONEOK, Inc. and WAI, Inc.         )


               ORDER GRANTING ABANDONMENT AND ISSUING CERTIFICATES

                            (Issued October 30, 1997)

     On May 1, 1997, Western Resources, Inc. (Western), ONEOK, Inc. (ONEOK) and WAI, Inc. (WAI) (collectively, the Applicants), filed in Docket No. CP97-487-000 a joint application requesting permission and approval pursuant to section 7(b) of the Natural Gas Act (NGA) for Western to abandon by transfer to WAI: 1) Western's limited jurisdiction certificate authorizing the transportation of gas between Western and Southern Union Company, d/b/a/ Missouri Gas Energy (Southern Union/MGE), on a no-fee exchange basis; 2) Western's Part 284 blanket certificate authorization;/1/ and 3) Western's section 7(f) service area determination./2/ Additionally, ONEOK and WAI request certificate authorization, pursuant to sections 7(c) and (f) of the NGA, to acquire Western's certificates and service area determination and for WAI (under the name ONEOK, Inc.) to perform the transportation, exchange, and other services previously performed by Western. For the reasons discussed below, we will grant the requested authorizations, subject to conditions.

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/1/  This blanket  certificate  authorization was issued to the Kansas Power and
     Light Company, Western's predecessor. See Kansas Power and Light Company, 20 FERC P. 62,456 (1982).

/2/ Section 7(f) of the NGA authorizes the Commission to designate service areas, within which natural gas companies may enlarge or extend their facilities for the purpose of supplying increased market demands within the designated service area without further authorization.
----------

I.   BACKGROUND

     A.   Current Operations

     Western is a local distribution company (LDC) that currently provides natural gas service primarily to customers in Kansas. Western's service also include gas services to customers in Cherokee County, Kansas, and Ottawa County, Oklahoma, under authorization granting Western a service area determination under section 7(f) of the Natural Gas Act (NGA)./3/ ONEOK operates primarily as a natural gas utility through its Oklahoma Natural Gas Company (ONG) division, which serves customers in Oklahoma via its intrastate pipeline system./4/

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/3/  The Kansas  Power and Light  Company,  47 FERC P.  61,331  (1989);  Western
     Resources, Inc., 66 FERC P. 61,032 (1994).

/4/ ONEOK also operates an interstate pipeline through an affiliate/division, OkTex Pipeline Company (OkTex), although those jurisdictional facilities are not at issue in this proceeding.
----------

     WAI will be formed prior to the proposed transfer as a corporation and wholly-owned subsidiary of Western, qualified to do business in Kansas. After the closing of the transfer transaction, WAI will be comprised of Western's existing gas operations in Kansas and Oklahoma, and all of ONEOK's operations. WAI will then be renamed ONEOK, Inc. The Applicants state that no change in Western's or ONEOK's gas business operations will occur as a result of the transfer.

     B.   The Proposed Transfer

     Western and ONEOK have entered into an agreement, dated December 12, 1996, under which Western will transfer its regulated gas businesses in Kansas and Oklahoma, including Western's stock in Westar Gas Marketing, Inc. (Western's marketing subsidiary), and Western's stock in Mid Continent Market Center, Inc.
(MCM),/5/ to WAI in exchange for WAI common and preferred stock, and the assumption by WAI of certain of Western's unsecured debts. The Applicants state that ONEOK will then merge into WAI, which will result in the one-for-one conversion of all of the outstanding ONEOK common shares of stock into WAI common shares, such that the ONEOK shareholders will own not less than 55 percent (55%) of the WAI outstanding equity.

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/5/  MCM, a regulated, wholly-owned subsidiary of Western, is a Hinshaw pipeline operating in Kansas and providing interstate service under a blanket certificate issued under Part 284 of the Commission's regulations. See Mid Continent Market Center, Inc., 72 FERC P. 62,274 (1995).
----------

     The Applicants also state that, immediately following the transfer transaction, Western will own up to 9.9 percent (9.9%) of the outstanding WAI common stock and, together with the WAI preferred stock, up to 45 percent (45%) of the WAI outstanding equity. The Applicants add that as part of the transfer agreement, WAI will assume all of the debts of ONEOK, and that WAI will change its name to ONEOK, Inc. after the close of the transfer. Accordingly, the Applicants request that the Commission issue the certificate to WAI in the name of ONEOK, Inc.

     The Applicants assert that the transfer is in the public interest because ONEOK will not change the way the physically separate, nonjurisdictional pipeline facilities are operated. The Applicants state that Western's gas properties and ONEOK's properties are not interconnected and that any interconnection after the transfer to ONEOK would be impractical. The Applicants also state that there are no pipeline distribution or gathering facilities within any reasonable distance of one another that would permit interaction between the facilities of the two companies, and no plans to make any interconnection that would make interaction between the two sets of facilities possible. Therefore, Applicants assert that ONEOK will not operate the business in interstate commerce as a consolidated unit.

     C.   The Kansas Power and Light Company/Western Authorizations

     On September 10, 1982, the Commission issued Western's predecessor, the Kansas Power and Light Company (KP&L), a certificate of public convenience and necessity to engage in the sale, transportation or assignment of natural gas that is subject to the Commission's jurisdiction to the same extent and in the same manner that intrastate pipelines are authorized to engage in such activities under Part 284 of the Commission's regulations./6/

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/6/  See note 1, supra.  In that order,  the Commission also declared KP&L to be exempt from the Commission's jurisdiction pursuant to section 1(c) of the NGA (the "Hinshaw" exemption) with respect to its Kansas facilities.
----------

     On June 7, 1989, the Commission issued an order (June 7 order)/7/ granting the KP&L's request for a service area determination under section 7(f) of the NGA. In that order, the Commission recognized KP&L to be an LDC for the purposes of section 311 of the Natural Gas Policy Act of 1978 (NGPA), but held that KP&L remained a natural gas company for all other regulatory purposes. At that time, the Commission's service area determination applied to KP&L's Service Area 1 and Service Area 2, which covered various counties in Kansas, Missouri, and Oklahoma, and Kansas City itself.

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/7/  See The Kansas Power and Light Company, 47 FERC P. 61,331 (1989), rehearing denied, 48 FERC P. 61,208 (1989). In that proceeding, the Commission concluded that KP&L is an LDC within the designated service area for purposes of section 311 of the NGPA. See 47 FERC at 62,148.
----------

     Subsequently, on January 12, 1994, the Commission approved Western's request, as KP&L's successor, to vacate, in part, the June 7 order,/8/ thereby resulting in Western's complete abandonment of KP&L Service Area 1, and the partial abandonment of KP&L Service Area 2. Consequently, the gas service now covered by the section 7(f) service area determination is limited to Western's service to customers in Cherokee County, Kansas, and Ottawa County, Oklahoma, formerly a part of KP&L Service Area 2.

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/8/  See Western Resources, Inc., et al., 66 FERCP. 61,032 (1994).
----------

     In 1993, Western sold its western Missouri properties to Southern Union/MGE, and in 1994, Western sold its eastern Missouri properties, located in Palmyra, Missouri, to United Cities Gas Company./9/ Once these transactions closed, Western no longer owned any properties in Missouri. The Applicants state that the no-fee exchange agreement between Western and Southern Union/MGE continues under Western's limited jurisdiction certificate, however, because of a small number of retail customers in western Missouri (in Jasper and Jackson Counties) that are being served by Kansas gas supplies, and a small number of retail customers in Wyandotte County, Kansas, that are being served by Missouri gas supplies./10/

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/9/  Western's  eastern  Missouri  facilities are physically  separated from the western properties sold to Southern Union/MGE. Id. at 61,030.

/10/ The  Commission  has  determined  that it would be impractical to build the
     $5.5  million in  facilities  that would be needed to  completely  separate
     Western's remaining Kansas and Oklahoma facilities from the Missouri facilities that Western sold to Southern Union/MGE. See 66 FERC at 61,031-032.
----------

     D.   The ONEOK Authorizations

     In an order issued on June 20, 1991, the Commission, among other things, authorized ONEOK to acquire Lone Star Gas Company's (Lone Star) interstate transmission system and services for immediate spin-down to ONEOK Services, Inc. (ONEOK Services)./11/ This enabled ONEOK and its divisions/affiliates, and subsidiaries (except for the jurisdictional OkTex) to retain their intrastate status and remain outside the Commission's jurisdiction.

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/11/ ONEOK, Inc., 55 FERCP. 61,453 (1991).
----------

     ONEOK Services was authorized to take over all of Lone Star's interstate transmission services and all of Lone Star's interstate pipeline facilities, except for nine (9) river crossings that separated Lone Star's Texas facilities from its Oklahoma facilities. The Commission permitted ONEOK to abandon two (2) of the nine (9) river crossings, because floods in 1990 washed them out. The Commission authorized ONEOK to abandon/transfer the surviving seven (7) river crossings, and Lone Star's Quanah Compressor Station, located in Hardeman County, Texas, to OkTex. Thus, after the 1991 spindown, ONEOK Services became an intrastate pipeline, under the jurisdiction of the Oklahoma Corporation Commission, and OkTex became an interstate pipeline, subject to the Commission's jurisdiction.

II.  Notice and Interventions and Protest

     Notice of the Applicants' application was published in the Federal Register on May 16, 1997 (62 Fed. Reg. 27020). Timely interventions were filed by Williams Natural Gas Company, Enron Capital and Trade Resources Corporation, Riverside Pipeline Company, L.P. and Kansas Pipeline Partnership, the Kansas Corporation Commission, Amoco Production Company and Amoco Energy Trading Corporation, and the Kansas City Board of Public Utilities (the Board)./12/ The Board protested the application, but subsequently, on October 10, 1997, withdrew its objections to the application, conditioned upon ONEOK's and Western's closing of the transfer transaction./13/

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/12/ Timely, unopposed motions to intervene are granted by operation of Rule 214 of the Commission's Rules of Practice and Procedure. See 18 C.F.R. ss. 385.214.

/13/ The Board stated, however, that it reserves the right to raise any issue in the future if the transfer does not close as currently anticipated.
----------

III. Discussion

     We have examined the Applicants' proposal, as discussed below, and find that the requested abandonment authorization is permitted by, and the requested certificate authorizations are required by, the public convenience and necessity. We conclude that after the proposed transfer, ONEOK will not change the way the two separate pipeline systems are operated and that ONEOK will serve the markets presently served by Western. Thus, the Applicants, who are currently nonjurisdictional, will retain their nonjurisdictional status following the proposed transfer. The only effect will be that ONEOK will succeed to the certificates and service area determination currently held by Western.

     After reviewing maps and data provided by the Applicants,/14/ we are satisfied that Western's system and ONEOK's system do not interconnect anywhere along the Kansas-Oklahoma border. The maps further show that the only transmission lines that cross the Kansas-Oklahoma border are those that belong to existing interstate pipelines not affiliated with the Applicants. In other words, ONEOK's Oklahoma system is not directly interconnected with Western's Kansas system. The two systems are only indirectly interconnected, through their respective interconnections with the existing third-party interstate pipelines that cross the Kansas-Oklahoma border.

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/14/ On August 21, 1997, the Applicants  filed detailed maps showing the Western and ONEOK systems.
----------

     In addition, the record shows that, except for the Ottawa County, Oklahoma pipeline facilities covered by the Commission's section 7(f) service area determination, all of Western's pipeline facilities lie within the State of Kansas, including its MCM pipeline facilities. The record also shows that Western's Cherokee County, Kansas and Ottawa County, Oklahoma facilities are small discontinuous lines that distribute gas to customers in those counties, where the movement of gas across state lines is within Western's section 7(f) service area and is incidental to the distribution and ultimate delivery of that gas to a small group of Western's customers. In other words, these facilities do not tie-in directly to the rest of Western's Kansas pipeline system, and they are not suited to conversion for use as a major Kansas-Oklahoma border crossing. Therefore, we will approve ONEOK's succession to Western's section 7(f) service area determination, conditioned upon the function of these facilities not changing.

     Finally, the Applicants state that after the transfer takes place, there will be no change in the way the transmission facilities will be operated, and that there are no plans to make any interconnection that would make interaction between the separate systems possible. On this basis, the Applicants assert that ONEOK will not operate the consolidated businesses in interstate commerce. Based on that representation, we will approve ONEOK's acquisition of Western's certificates, and allow ONEOK to operate the acquired facilities and perform the services previously provided by Western. However, our approval is subject to the condition that no facilities be constructed allowing for the interconnection of the two transmission systems. In addition, we will waive the requirements of
Part 154 of the Commission's regulations for ONEOK so long as no fee is charged in connection with the ongoing exchanges with Southern Union/MGE.

     We also conclude that approval of the subject proposals will not have an adverse impact on the quality of the human environment.

     At a hearing held on October 30, 1997, the Commission on its own motion received and made a part of the record in this proceeding all evidence, including the application, as amended and supplemented, and exhibits thereto, submitted in support of the authorizations sought herein, and upon consideration of the record,

The Commission orders:

     (A) Permission for and approval of Western's abandonment by transfer of the certificate authorizations and transfer of its NGA section 7(f) service area determination, as described herein and in the application, are granted.

     (B) Western shall notify the Commission within 10 days of the abandonment.

     (C) The abandonment authority granted in Ordering Paragraph (A) above is conditioned on Western's compliance with the Natural Gas Act and all applicable provisions of the Commission's regulations, in particular, with Part 154.

     (D) A limited jurisdiction certificate of public convenience and necessity is issued to ONEOK, authorizing the transportation of gas between ONEOK and Southern Union/MGE on a no-fee exchange basis, all as more fully described herein and in the application.

     (E) The Commission's Part 154 filing requirements are waived for ONEOK, so long as no fee is charged for the exchanges.

     (F) The certificate issued in Ordering Paragraph (D) above is conditioned upon ONEOK's compliance with all applicable Commission regulations and in particular with subsections (a) and (e) of section 157.20 of the Commission's regulations.

     (G) A blanket certificate of public convenience and necessity is issued to ONEOK authorizing ONEOK engage in the sale, transportation, or assignment of natural gas that is subject to the Commission's jurisdiction under the Natural Gas Act to the same extent and in the same manner that intrastate pipelines are authorized to engage in such activities by Subparts C and D of Part 284 of the Commission's regulations, as may be amended from time to time.

     (H) The certificate issued in Ordering Paragraph (G) above is conditioned upon ONEOK's compliance with all applicable Commission regulations and in particular subsections (a) and (e) of section 157.20 of the Commission's regulations. Further, the authorization granted in Ordering Paragraph (G) above is subject to all of the terms and conditions set forth in section 284.224 of the Commission's regulations.

     (I) ONEOK's acquisition and use of Western's section 7(f) service area determination is approved, as discussed in the body of this order.

     (J) The certificate  authorizations  issued in Ordering  Paragraphs (D) and
(G) above are subject to the condition that no facilities be constructed allowing for the interconnection of the two transmission systems, as is more particularly discussed in the body of this order.

By the Commission.

(S E A L)


                                                Lois D. Cashell,
                                                   Secretary.